Exhibit 10.1

CONFIDENTIAL
December 31, 2017

Robert Terifay
[Address]

Re:	Retirement from Regeneron

Dear Bob:

This letter (this “Agreement”) sets forth the agreement reached concerning your retirement from, and resulting conclusion of your employment with, Regeneron Healthcare Solutions, Inc., including its current and former parents, subsidiaries and affiliated entities, and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, members, officers, directors and employees, both individually and in their official capacities (collectively “Regeneron”).
1.Your service to Regeneron as an active employee will conclude on January 5, 2018 and your position as Executive Vice President, Commercial will end on that date. Thereafter, you will be placed on an unpaid personal leave of absence and then transition into retirement as described further below in paragraph 2. Regeneron will continue your salary, less applicable withholdings and deductions, through January 5, 2018. In addition, you acknowledge and agree that you are hereby tendering your resignation as an officer of Regeneron Pharmaceuticals, Inc. and as a director and/or officer of any subsidiary of Regeneron Pharmaceuticals, Inc. (if and as applicable) effective as of January 5, 2018.
2.In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, Regeneron will, provided you have not revoked the Agreement, place you on an unpaid personal leave of absence for medical purposes and provide you with continued benefits through and including July 31, 2018 as set forth in this paragraph 2. The period between January 5, 2018 and July 31, 2018 shall be referred to as the “Leave-of-Absence Period.” Upon expiration of the Leave-of-Absence Period on July 31, 2018, such continued benefits will end for all purposes. Your retirement will commence on August 1, 2018. During the Leave-of-Absence Period, (i) you shall not perform or provide any work or services for Regeneron, in the office or outside of it, and you may not discuss any Regeneron business with any Regeneron employees, consultants, collaborators, contractors, or other third-parties, unless you receive advanced authorization from Leonard Schleifer, President, Chief Executive Officer, Sally Paull, Senior Vice President, Chief Human Resources Officer, or Joseph LaRosa, Senior Vice President, General Counsel & Secretary; (ii) you will not have access to Regeneron’s electronic communications systems; (iii) you will remain subject to Regeneron’s policies and procedures, as set forth in its employee handbook; (iv) you may not bind or attempt to bind Regeneron in connection with any business matter; (v) you will not receive any salary payments; (vi) you will remain eligible to participate in Regeneron’s health insurance plans, 401k, flexible spending plan, and similar benefits, except that you will not continue to accrue vacation days; (vii) you will be eligible to receive a performance bonus (or any portion thereof) in connection with or in respect to the work you performed in 2017 to be paid in accordance with Regeneron’s policies and practices and at management’s discretion; (viii) subject to the earlier expiration as provided in the applicable Notice of Grant of Stock Options, the applicable Option Agreement, and/or the applicable Equity Incentive Plan (as defined below), all of the options granted to you under the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan or the Regeneron Pharmaceuticals, Inc. Second Amended and Restated 2000 Long-Term Incentive Plan (each as may be amended or restated and in each case any successor thereto) (collectively, the “Equity Incentive Plans” and, each individually, an “Equity Incentive Plan”) that remain outstanding as of the date hereof shall, to the extent unvested, continue to vest and, to the extent vested and exercisable, remain vested and exercisable (for the avoidance of doubt, all vesting of the options granted to you under any of the Equity Incentive Plans shall cease at the end of the Leave-of-Absence Period on July 31, 2018); and (ix) subject to the provisions of paragraph 9 below, you must keep this Agreement, the Leave-of-Absence Period, and any discussions pertaining to this arrangement, confidential.
3.    If you comply with the terms and conditions set forth in paragraph 2 above, and at or about the time of the end of the Leave-of-Absence Period, you execute and do not revoke a second separation agreement, in substantially the same form as this Agreement, Regeneron will provide you with continued health benefits coverage under COBRA through January 31, 2020. The benefit under this paragraph shall be provided only so long as you qualify and timely apply for COBRA coverage. Notwithstanding the foregoing, in the event a COBRA benefit violates the nondiscrimination rules under the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time) (the “Affordable Care Act”), Regeneron will use its reasonable efforts to provide additional benefits equivalent to the payments forfeited if and to the extent permitted under the Affordable Care Act.
4.    In consideration of the payment described above and for other good and valuable consideration, you hereby release and forever discharge Regeneron from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or retirement from Regeneron, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys' fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, genetic information or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Genetic Information

Nondiscrimination Act of 2008; the Family and Medical Leave Act of 1993; 31 U.S.C. §§3729-3733; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988; the New York State WARN Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any Regeneron pension, welfare, or stock plans (including, without limitation, the Equity Incentive Plans). This Agreement may not be cited as, and does not constitute any admission by Regeneron of, any violation of any such law or legal obligation.
5.    You represent, warrant and agree that you have not filed any lawsuits or arbitrations against Regeneron, or filed or caused to be filed any claims, charges or complaints against Regeneron in any administrative, judicial, arbitral or other forum, including any charges or complaints against Regeneron with any international, federal, state or local agency charged with the enforcement of any law or any self regulatory organization, and you are not aware of any factual or legal basis for any legitimate claim that Regeneron is in violation of any whistleblower, corporate compliance, or other regulatory obligation of Regeneron under international, federal, state or local law, rule or Regeneron policy. You further represent, warrant and agree that if you were ever aware of any such basis for a legitimate claim against Regeneron, you informed Regeneron of same.
6.    Nothing in this Agreement, including, but not limited to, paragraphs 3, 4, 7, 8, 9, 10, 11, 13, or 15, shall prohibit or restrict you (or your attorney) from filing a charge, testifying, assisting, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating with, any administrative or regulatory agency or authority, including, but not limited to, the Equal Employment Opportunity Commission (EEOC) and the National Labor Relations Board (NLRB). To the extent permitted by law, if any lawsuits, arbitrations, claims, charges or complaints are filed against Regeneron in any administrative, judicial, arbitral or other forum, including any charges or complaints against Regeneron with any international, federal, state or local agency by a third party or otherwise, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such proceeding.
7.    You represent, warrant and acknowledge that Regeneron owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.
8.    You agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with Regeneron which is confidential or proprietary and (i) which has not been disclosed publicly by Regeneron, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to Regeneron. Such information includes, without limitation, Regeneron’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of Regeneron, information concerning Regeneron’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by Regeneron, or current or prospective transactions or business of Regeneron and any “inside information.” You agree that such information provides Regeneron with a unique and valuable competitive advantage. You hereby confirm that you have delivered to Regeneron and retained no copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with Regeneron which contain or refer to any such proprietary or confidential information. You further confirm that you have delivered to Regeneron any and all property and equipment of Regeneron, including laptop computers, smartphones, identification cards, and keys, etc., which may have been in your possession. Pursuant to the Defend Trade Secrets Act of 2016, you are hereby informed and understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
9.    You agree not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against Regeneron, or the facts and circumstances underlying this Agreement, except in the following circumstances:
a.    You may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;
b.    You may disclose the terms of this Agreement to (i) your tax advisors so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement or (iii) your legal counsel;
c.    If disclosure of the terms of this Agreement has been made publicly by Regeneron (including, without limitation, in a filing made by Regeneron with the U.S. Securities and Exchange Commission), but solely to the extent of such public disclosure; and
d.    Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement should that ever be necessary.

10.    You will not disparage Regeneron, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Regeneron, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise.
11.    Nothing in this Agreement shall prohibit or restrict you (or your attorney) from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority about this Agreement or its underlying facts and circumstances.
12.    Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within paragraphs 6, 8, 9 or 11 of this Agreement, you or your attorney shall immediately notify Regeneron of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of Regeneron via overnight delivery (at Regeneron’s expense) a copy of the documents that have been served upon you. Provided, however, that if you are requested to respond to an inquiry or provide testimony by or before any federal, state or local administrative or regulatory agency or authority about this Agreement or its underlying facts and circumstances, you (or your attorney) should fulfill your obligation to Regeneron, as set forth in this paragraph, only after you have responded to the inquiry or provided the testimony sought.
13.    Regeneron may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement as if you were an employee. In addition, it is Regeneron’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, Regeneron does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations.
14.    You agree that you will reasonably assist and cooperate with Regeneron in connection with the defense or prosecution of any claim that may be made against or by Regeneron. Your cooperation shall include, but not be limited to, meeting with Regeneron’s counsel, providing information as requested, attending meetings with others as requested by Regeneron, testifying in any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, and providing interviews or depositions as may be requested. You further agree to testify truthfully in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.
15.    This Agreement constitutes the entire agreement between Regeneron and you, and supersedes and cancels all prior and contemporaneous written and oral agreements between Regeneron and you, except that your Agreement Regarding Certain Terms and Conditions of Your Employment, shall remain in full force and effect. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of Regeneron.
16.    This Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives.
17.    If any of the provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.
18.    Without detracting in any respect from any other provision of this Agreement:
a.    You, in consideration of the payment provided to you as described in paragraph 2 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against Regeneron as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.
b.    You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.
c.    You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.
d.    Regeneron hereby advises you to consult with an attorney prior to executing this Agreement.
e.    You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement.
f.    Nothing in this Agreement shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in paragraph 4 of this Agreement.
19.    You may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either Regeneron or you. Any revocation must be in writing and received by Regeneron before the end of the seventh day after this Agreement is executed by you. Such revocation must be sent to the undersigned at Regeneron.

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20.    This Agreement may not be changed or altered, except by a writing signed by Regeneron and you. This Agreement is entered into in the State of New York, and the laws of the State of New York will apply to any dispute concerning it, excluding the conflict-of-law principles thereof. Furthermore, any action regarding this Agreement or its enforcement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. To the extent permissible under applicable law, you hereby agree to waive your right to a jury trial in connection with any claim you may have against Regeneron.

Date: January 15, 2018	/s/ Robert Terifay
Robert Terifay

On this 15th day of January 2018, before me personally came Robert Terifay, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that s/he executed the same.

/s/ Lynne E. Baycora
Notary Public

Regeneron Pharmaceuticals, Inc.

Date: 1/19/18	By:	/s/ Sally A. Paull
Name: Sally A. Paull
Title: Senior Vice President, Human Resources

You must sign and return this Agreement to Regeneron within twenty-one days of your receipt of this Agreement or irrevocably lose the opportunity to receive the consideration detailed herein. You received this Agreement on December 31, 2017.